UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 8, 2007

Duska Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-33023	86-0982792
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania	19004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 660-6690

Former Name or Former Address, if Changed Since Last Report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective January 8, 2007, Duska Therapeutics, Inc. (the “Company”) entered into Subscription Agreements (the “Agreements”) with certain investors (the “Investors”). The Agreements set forth the Company’s agreement to sell to the Investors and the Investors’ agreement to purchase from the Company an aggregate of 15,000,000 Units (each Unit consisting of 1 shares of common stock and 1 warrant to purchase a share of common stock at an exercise price $0.04 per warrant) at a purchase price of $0.02 per Unit (the “Units”). The sale and issuance of the securities underlying the Units results in $300,000 in aggregate consideration to the Company.

At the time of the issuance of the securities underlying the Units, the shares of common stock and the shares of common stock reserved for issuance in the event of the exercise of the warrants were unregistered. The Company, however, has agreed with the Investors to use its commercially reasonable best efforts to registers the securities underlying the Units, all in accordance with the terms set forth in the Agreements.

The form of the Agreements is filed as Exhibit 10.1 hereto and its terms and conditions are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

As described in Item 1.01, which discussion is incorporated herein by reference, the Company issued to the Investors an aggregate of 15,000,000 shares of common stock and warrants to purchase an additional 15,000,000 shares of the Company’s common stock, at an exercise price of $0.04. While the securities included in the Units are subject to certain registration rights, the securities were issued by the Company in reliance upon an exemption from registration under Rule 506 of Regulation D, pursuant to Section 4(2) of the Securities and Exchange Act of 1933.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
10.1	Form of Subscription Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DUSKA THERAPEUTICS, INC.

By:	/s/ Amir Pelleg
Amir Pelleg, Ph.D.,
President

Dated: January 8, 2007